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                                                                   EXHIBIT 10(S)

                    NON-EMPLOYEE DIRECTOR COMPENSATION POLICY


P.H. Glatfelter Company (the "Company") pays fees to each non employee director of the Company. Each non-employee director receives an annual retainer fee of $35,000 (two-thirds in shares of Glatfelter common stock and one-third in cash) and an additional $10,000 annual retainer if the non-employee director serves as chairperson of either the Audit Committee or the Compensation Committee of the board of directors. Each non-employee director receives an additional $5,000 if they serve as chairperson of either the Finance Committee or the Nominating and Corporate Governance Committee. Each non-employee director will also receive $2,000 for attending the annual board retreat, and $1,500 for each attended board or committee meeting. In addition, each non-employee director will receive an annual Restricted Stock Unit award valued at $30,000 that will vest ratably over a three-year period.